Exhibit 99.1
DOLAN MEDIA COMPANY
REPORTS THIRD QUARTER 2007 RESULTS
-	Third quarter 2007 total revenues increased 33% year-over-year to $38.3 million

-	Including non-cash preferred interest expense related to redeemable preferred stock of $9.9 million, net loss for third quarter 2007 was $7.5 million

-	Third quarter adjusted EBITDA increased 34% year-over-year to $11.6 million (see “Non-GAAP Financial Measures” below)

-	Upward adjustment in full year guidance
MINNEAPOLIS, MINNESOTA — November 8, 2007 – Dolan Media Company (NYSE: DM), a leading provider of business information and professional services to the legal, financial and real estate sectors in the United States, today announced financial results for the three and nine months ended September 30, 2007. These financial results are preliminary pending the filing of the Company’s Form 10-Q with the Securities and Exchange Commission.
Total revenues for the third quarter of 2007 were $38.3 million, an increase of 33.2% from $28.8 million recorded in the same period last year. Net loss for the third quarter of 2007 was $7.5 million, or a net loss of $0.38 per basic and diluted share on 19.7 million weighted average shares outstanding, compared to a net loss of $7.5 million, or a net loss of $0.81 per basic and diluted share on 9.3 million weighted average shares outstanding, in the third quarter of 2006. Net loss for the third quarter of 2007, included non-cash interest expense of $9.9 million related to the Company’s redeemable preferred stock versus $10.0 million for the same prior-year period, and a minority interest charge of $1.1 million versus $0.6 million for the same prior-year period. The minority interest charge represents the portion of American Processing Company, LLC (APC), which the Company does not own. APC operates the Company’s mortgage default processing services business.
In connection with Dolan Media’s initial public offering, on August 7, 2007, the Company converted its Series C preferred stock and redeemed all of its outstanding Series A and Series B preferred stock, including accrued dividends and shares issued upon conversion of the Series C preferred stock. As a result, there are no longer any shares of preferred stock outstanding and the Company will not record non-cash interest expense related to its Series A and Series C preferred stock for future periods.
Adjusted EBITDA for the third quarter of 2007 was $11.6 million, or 30.2% of revenues, an increase of 34.2% from $8.6 million, or 29.9% of revenues, in the same prior-year period. See “Non-GAAP Financial Measures” below for a description of how the Company calculates adjusted EBITDA and why the Company believes it is an important measure of its performance.
“During the third quarter we completed our successful initial public offering, which represents a very significant milestone for the Company,” said James P. Dolan, chairman, chief executive officer and president of Dolan Media Company. “The IPO improved our financial flexibility; we believe we are well positioned to continue executing our future growth plans.”
“The positive momentum we saw in the second quarter continued, resulting in a 33% year-over-year increase in revenue and adjusted EBITDA margins of 30% for the third quarter. Our third quarter results reflect strength across both segments of our business,” Dolan said. “In particular, we benefited from strong growth in our Professional Services Division, which was primarily driven by the significant increase in mortgage default processing services revenues. As the leading mortgage default processor in both Indiana and Michigan, we continue to benefit from the trend of rising foreclosure volumes.”
“As we look to the remainder of 2007 and into 2008, we remain confident in our market position and continue to see significant opportunity to drive growth within our Professional Services and Business Information divisions both organically and through acquisitions,” Dolan added. “Due to our positive outlook for the balance of the year, we have raised our guidance for 2007 revenue and adjusted EBITDA.”
Dolan said the Company is updating its outlook for the full year ending December 31, 2007, as follows:
For the full-year 2007, the Company expects revenues to be in the range of $146 million to $150 million, up from the previously expected range of $142 million to $146 million. It expects adjusted EBITDA to be in the range of $42 million to $43 million, up from the previously expected range of $38 million to $39 million. The Company now also expects full-year 2007 capital expenditures to be approximately $7 million, an increase of approximately $0.8 million from previous estimates.
Dolan Media’s total revenues for the nine months ended September 30, 2007, were $111.1 million, an increase of 39.9% from $79.4 million recorded in the same period last year. Net loss for the first nine months of 2007 was $57.2 million, or a net loss of $4.46 per basic and diluted share on 12.8 million weighted average shares outstanding, compared to a net loss of $17.0 million, or a net loss of $1.84 per basic and diluted share on 9.2 million weighted average shares outstanding in the comparable period last year. Net loss for the nine months ended September 30, 2007, included non-cash interest expense related to the Company’s redeemable preferred stock of $66.1 million versus $23.5 million for the same prior-year period and a minority interest charge of $2.8 million versus $1.2 million for the same prior-year period. Adjusted EBITDA for the first nine months of 2007 was $32.4 million, or 29.2% of revenues. This represented an increase of 47.0% from $22.1 million, or 27.8% of revenues, for the same prior-year period.
Dolan Media ended the third quarter with $4.0 million of cash and cash equivalents, an increase from $0.8 million at the end of 2006, and a credit facility of $150 million. Total debt at the end of the third quarter was $53.2 million, a decrease of $26.6 million from $79.8 million at the end of 2006.

Third Quarter 2007 Results
Total revenues for the third quarter of 2007 were $38.3 million, an increase of 33.2% from $28.8 million in the same period last year. This increase in total revenues consisted of $5.8 million of increased revenues from organic growth within existing businesses, including fold-in acquisitions into those businesses; $3.2 million of revenues from our mortgage default processing services operations in Indiana, which we acquired in January 2007; and $0.5 million of revenues from the Mississippi Business Journal, which we acquired in March 2007.
Indicating the evolving mix of the Company’s activities, Business Information Division revenues for the three months ended September 30, 2007, represented 54.7% of total revenues compared to 61.9% in the same prior-year period. Likewise, Professional Services Division revenues increased to 45.3% of total revenues from 38.1% for the same prior-year period.
Total operating expenses for the third quarter of 2007 were $31.6 million, or 82.5% of total revenues, an increase of 40.4% from $22.5 million, which was 78.3% of total revenues for the same prior-year period.
Direct operating expenses for the three months ended September 30, 2007, were $12.7 million, an increase of 31.0% from $9.7 million in the same period last year. This increase was largely attributable to increased compensation and employee benefits expenses related to the January 2007 acquisition of the mortgage default processing services business of Feiwell & Hannoy in Indiana as well as increased costs in both divisions related to increased mortgage foreclosure volumes and share based compensation expense. As a percentage of revenue, direct operating expense decreased 60 basis points to 33.1% as compared to the same period last year.
Selling, general and administrative expenses were $15.9 million for the three months ended September 30, 2007, an increase of 45.6% from $10.9 million for the same prior-year period. The increase resulted from costs of employee salaries and benefits associated with the mortgage default processing services business of Feiwell & Hannoy, which the Company acquired in first quarter of 2007, and additional increased expenses related to annual bonuses, health insurance costs, share based compensation expense and other personnel costs.
Operating income for the third quarter of 2007 was $8.3 million, or 21.7% of revenues, an increase of 17.9% from $7.0 million, which was 24.5% of revenues in the same prior-year period. Operating income for the three months ended September 30, 2007, and 2006, included equity in earnings of Detroit Legal News Publishing, LLC of $1.6 million and $0.8 million, respectively.
Business Information Division Results
Dolan Media Company’s Business Information Division produces business journals, court and commercial media and other publications, operates web sites and conducts a broad range of events for targeted professional audiences in each of the 20 geographic markets that it serves across the United States. Business Information Division revenues for the third quarter of 2007 were $21.0 million, an increase of 17.7% from $17.8 million for the same prior-year period. Growth in the division was driven by a 13.5% year-over-year increase in display and classified advertising revenues and a 40.6% year-over-year increase in public notice revenues. Circulation revenues declined to $3.2 million for the three months ended September 30, 2007, compared to $3.4 million for three months ended September 30, 2006. The Business Information Division revenue increase is also partially attributed to the addition of the Mississippi Business Journal, which the Company acquired from Venture Publications in March 2007.
Direct operating expenses for the Business Information Division for the third quarter of 2007 increased 13.8% to $7.4 million from $6.5 million for the same prior-year period. The growth primarily resulted from increased operating costs due to the March 2007 acquisition of Venture Publications. Selling, general and administrative expenses for the division increased 20.9% to $8.3 million from $6.9 million due to increased overall wage costs, expenses from various marketing promotions as well as increased operating costs in connection with the Venture Publications acquisition. Total Business Information Division operating expenses as a percentage of division revenues increased slightly to 80.5% in the third quarter of 2007 from 80.1% in the prior-year period.
Professional Services Division Results
The Company’s Professional Services Division provides specialized services to the legal profession through its American Processing Company, LLC (APC) and Counsel Press, LLC (Counsel Press) units. APC is a leading provider of mortgage default processing services to law firms in the United States and Counsel Press is the nation’s largest provider of appellate services to the legal community. Professional Services Division revenues for the third quarter of 2007 were $17.4 million, an increase of 58.3% from $11.0 million for the same prior-year period. Growth in the Professional Services Division was driven by an 86.2% increase in mortgage default processing services revenues and a 1.4% increase in appellate services revenues. The revenue increases are due to the addition of the mortgage default processing services business of Feiwell & Hannoy in Indiana that the Company acquired in January 2007, and the increased number of mortgage default case files serviced by APC for clients of Trott & Trott in Michigan.
Direct operating expenses attributable to the Professional Services Division increased 65.7% to $5.3 million from $3.2 million for the same prior-year period, primarily due to expenses related to the mortgage default processing services business of Feiwell & Hannoy that the Company acquired in the first quarter of 2007, and increased personnel costs at APC associated with the increased volume of files processed. These expenses also accounted for an increase in selling, general and administrative expenses of 65.0% to $4.7 million from $2.9 million. Total Professional Services expenses as a percentage of division revenues increased to 68.1% for the three months ended September 30, 2007, from 64.5% for the prior-year period.
Non-GAAP Financial Measures
The Company provides “adjusted EBITDA,” which is a non-GAAP financial measure. The adjusted EBITDA measure presented consists of net income (loss) before:
•	non-cash interest expense related to redeemable preferred stock;

•	interest expense, net;

•	income tax expense;

•	depreciation and amortization;

•	non-cash compensation expense; and

•	minority interest in net income of subsidiary;
and after:
•	minority interest distributions paid.
The Company is providing adjusted EBITDA, a non-GAAP financial measure, along with GAAP measures, as a measure of profitability because adjusted EBITDA helps the Company evaluate and compare its performance on a consistent basis for different periods of time. The Company believes this non-GAAP measure, as it has defined it, helps it evaluate and compare its performance on a consistent basis for different periods of time by removing from its operating results the impact of the non-cash interest expense arising from the common stock conversion option in its series C preferred stock (which the Company believes will have no impact on its financial performance for periods after August 7, 2007, the date the Company consummated its initial public offering, due to the redemption or conversion of all of its outstanding shares of preferred stock), as well as the impact of the Company’s net cash or borrowing position, operating in different tax jurisdictions and the accounting methods used to compute depreciation and amortization, which impact has been significant and fluctuated from time to time due to the variety of acquisitions that the Company has completed since its inception. Similarly, adjusted EBITDA also excludes non-cash compensation expense because this is a non-cash charge for stock options that the Company has granted. The Company excludes this non-cash expense from adjusted EBITDA because it believes any amount it is required to record as share-based compensation expense contains subjective assumptions over which the Company’s management has no control, such as share price and volatility.
The Company also adjusts EBITDA for minority interest in net income of subsidiary and cash distributions paid to minority members of APC because the Company believes this provides more timely and relevant information with respect to its financial performance. The Company excludes amounts with respect to minority interest in net income of subsidiary because this is a non-cash adjustment that does not reflect amounts actually paid to APC’s minority members because (1) distributions for any month are actually paid by APC in the following month and (2) it does not include adjustments for APC’s debt or capital expenditures, which are both included in the calculation of amounts actually paid to APC’s minority members. The Company instead includes the amount of actual cash distributions in adjusted EBITDA because they include these adjustments and reflect amounts actually paid by APC, thus allowing for a more accurate determination of the Company’s performance and ongoing obligations.
The Company believes that adjusted EBITDA is meaningful information about its business operations that investors should consider along with the Company’s GAAP financial information. The Company uses adjusted EBITDA for planning purposes, including the preparation of internal annual operating budgets, and to measure its operating performance and the effectiveness of its operating strategies. The Company also uses a variation of adjusted EBITDA in monitoring its compliance with certain financial covenants in its credit agreement and uses adjusted EBITDA to determine performance-based short-term incentive payments for its executive officers and other key employees.
Adjusted EBITDA is a non-GAAP measure that has limitations because it does not include all items of income and expense that affect the Company’s operations. This non-GAAP financial measure is not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income (loss), net income (loss) per share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA as presented for us may not be comparable to the calculations of adjusted EBITDA reported by other companies.
The following is a reconciliation of the Company’s net loss to adjusted EBITDA (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net loss	$(7,515)	$(7,522)	$(57,159)	$(16,975)
Non-cash compensation expense	543	—	564	—

Non-cash interest expense related to redeemable preferred stock	9,872	10,019	66,132	23,470
Interest expense, net	3,190	2,404	6,618	4,868
Income tax expense	1,657	1,484	5,764	3,992
Amortization of intangibles	1,871	1,315	5,585	3,601
Depreciation expense	1,206	634	2,851	1,728
Amortization of DLNP intangible	364	347	1,082	1,156
Minority interest in net income of subsidiary	1,091	649	2,798	1,238
Cash distributions to minority interest	(712)	(712)	(1,814)	(1,015)

Adjusted EBITDA	$11,567	$8,618	$32,421	$22,063

Conference Call
Dolan Media Company will host a conference call today, November 8, 2007, at 3:30 p.m. Central Standard Time (4:30 p.m. Eastern Standard Time). The call, which will be hosted by Jim Dolan, chairman, chief executive officer and president, and Scott Pollei, executive vice president and chief financial officer, will be broadcast live over the Internet and accessible through the investor relations section of the Company’s web site at www.dolanmedia.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. The webcast also will be archived online approximately one hour after the completion of the conference call and will be available at the investor relations section of the Company’s web site for a period of 21 days.

Safe Harbor Statement
In addition to historical information, this release contains forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. The words “expect,” “believes,” “anticipates,” “estimates,” “continue,” “plans,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause our actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our business operates in highly competitive markets and depends upon the economies and the demographics of the legal, financial and real estate sectors in the markets we serve and changes in those sectors could have an adverse effect on our revenues, cash flows and profitability; a decrease in paid subscriptions to our print publications, which occurred between September 2006 and 2007, primarily due to the termination of discounted subscription programs, could adversely affect our circulation revenues to the extent we are not able to continue increasing our subscription rates and our advertising and display revenues to the extent advertisers begin placing fewer advertisements with us due to decreased readership; we have owned and operated the businesses in our Professional Services Division (APC and Counsel Press) for a very short period of time; APC’s business revenues are very concentrated, as APC currently provides mortgage default processing services to only two customers, Trott & Trott and Feiwell & Hannoy, and if the number of case files referred to APC by Trott & Trott and Feiwell & Hannoy decreases or fails to increase, our operating results and ability to execute our growth strategy could be adversely affected; the key attorneys at each of APC’s two law firm customers are employed by, and hold an indirect equity interest in, APC, and therefore may, in certain circumstances, have interests that differ from or conflict with our interests; a key component of our operating income and operating cash flows has been, and may continue to be, our minority equity investment in Detroit Legal News Publishing, LLC; we are dependent on our senior management team, especially James P. Dolan, our founder, Chairman, President and Chief Executive Officer; Scott J. Pollei, our Executive Vice President and Chief Financial Officer; Mark W.C. Stodder, our Executive Vice President Business Information; and David Trott, President, APC; and growing our business may place a strain on our management and internal systems, processes and controls. Please see “Risk Factors” contained in our final prospectus relating to our initial public offering filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, and available at the SEC’s website at www.sec.gov, for a description of these and other risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as require by federal securities law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Investor Contact:
Haug Scharnowski
Director Investor Relations, Dolan Media Company
haug.scharnowski@dolanmedia.com
612-317-9420

Dolan Media Company
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$4,041	$786
Accounts receivable (net of allowances for doubtful accounts of $1,117, and $1,014 as of September 30, 2007 and December 31, 2006, respectively)	19,383	15,679
Prepaid expenses and other current assets	2,302	2,187
Deferred income taxes	152	152

Total current assets	25,878	18,804
Investments	18,322	18,065
Property and equipment, net	11,589	8,230
Finite-life intangible assets, net	77,531	65,881
Goodwill	79,030	72,690
Other assets	1,960	2,449

Total assets	$214,310	$186,119

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Current portion of long-term debt	$5,076	$7,031
Accounts payable	6,208	4,438
Accrued compensation	3,364	3,526
Accrued liabilities	2,937	1,448
Due to sellers of acquired businesses	600	600
Deferred revenue	10,927	10,752

Total current liabilities	29,112	27,795
Long-term debt, less current portion	48,130	72,760
Deferred income taxes	4,034	4,034
Deferred revenue and other liabilities	2,600	1,829
Series C mandatorily redeemable, convertible, participating preferred stock, $0.001 par value; authorized: 40,000 shares; issued and outstanding: 0 shares as of September 30, 2007 and 38,132 shares as of December 31, 2006	—	73,292
Series B mandatorily redeemable, nonconvertible preferred stock, $0.001 par value; authorized:
40,000 shares; issued and outstanding: 0 shares as of September 30, 2007 and December 31, 2006	—	—
Series A mandatorily redeemable, nonconvertible preferred stock, $.001 par value; authorized 550,000 shares; issued and outstanding: 0 shares as of September 30, 2007 and 287,000 shares as of December 31, 2006	—	35,037

Total liabilities	83,876	214,747

Minority interest in consolidated subsidiary	4,661	247

Commitments and contingencies
Stockholders’ equity (deficit)
Common stock, $0.001 par value; authorized: 70,000,000 shares as of September 30, 2007, 2,000,000 shares as of December 31, 2006; issued and outstanding: 25,088,804 shares as of September 30, 2007 and 9,324,000 shares as of December 31, 2006 *	25	1
Additional paid-in capital	212,086	303
Accumulated deficit	(86,338)	(29,179)

Total stockholders’ equity (deficit)	125,773	(28,875)

Total liabilities and stockholders’ equity (deficit)	$214,310	$186,119

*	Adjusted to reflect a 9 for 1 stock split on August 7, 2007.

Dolan Media Company
Unaudited Condensed Consolidated Statement of Operations
(In thousands, except share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Revenues
Business Information	$20,962	$17,810	$62,030	$54,465
Professional Services	17,362	10,970	49,044	24,934

Total revenues	38,324	28,780	111,074	79,399

Operating expenses
Direct operating: Business Information	7,363	6,473	21,140	19,613
Direct operating: Professional Services	5,332	3,217	15,737	7,799
Selling, general and administrative	15,860	10,892	45,443	31,821
Amortization	1,871	1,315	5,585	3,601
Depreciation	1,206	634	2,851	1,728

Total operating expenses	31,632	22,531	90,756	64,562
Equity in earnings of Detroit Legal News Publishing, LLC, net of amortization of $364 and $347 for the three months ended September 30, 2007 and 2006, respectively, and $1,082 and $1,156 for the nine months ended September 30, 2007 and 2006, respectively	1,611	791	3,856	1,782

Operating income	8,303	7,040	24,174	16,619
Non-operating expense
Non-cash interest expense related to redeemable preferred stock	(9,872)	(10,019)	(66,132)	(23,470)
Interest expense, net	(3,190)	(2,404)	(6,618)	(4,868)
Other expense	(8)	(6)	(21)	(26)

Total non-operating expense	(13,070)	(12,429)	(72,771)	(28,364)

Loss from operations before income taxes and minority interest	(4,767)	(5,389)	(48,597)	(11,745)
Income tax expense	(1,657)	(1,484)	(5,764)	(3,992)
Minority interest in net income of subsidiary	(1,091)	(649)	(2,798)	(1,238)

Net loss	$(7,515)	$(7,522)	$(57,159)	$(16,975)

Net loss per share:
Basic and diluted	$(0.38)	$(0.81)	$(4.46)	$(1.84)
Weighted average shares outstanding:
Basic and dilued	19,675,101	9,336,131	12,812,282	9,230,373

Dolan Media Company
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30,
	2007	2006
Cash flows from operating activities
Net loss	$(57,159)	$(16,975)
Distributions received from Detroit Legal News Publishing, LLC	4,200	2,800
Minority interest distributions paid	(1,814)	(1,015)
Non-cash operating activities:
Amortization	5,585	3,601
Depreciation	2,851	1,728
Stock-based compensation expense	564	—
Deferred income taxes	—	112
Change in value of interest rate swap and accretion of interest on note payable	698	234
Equity in earnings of Detroit Legal News Publishing, LLC	(3,856)	(1,782)
Minority interest	2,798	1,238
Non-cash interest related to redeemable preferred stock	66,611	23,570
Amortization of debt issuance costs	696	613
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(3,705)	(615)
Prepaid expenses and other current assets	(707)	(124)
Other assets	28	(231)
Accounts payable and accrued liabilities	4,313	2,002
Deferred revenue	(767)	(305)

Net cash provided by operating activities	20,336	14,851

Cash flows from investing activities
Acquisitions and investments	(17,335)	(42,262)
Capital expenditures	(5,724)	(1,598)
Other	130	40

Net cash used in investing activities	(22,929)	(43,820)

Cash flows from financing activities
Net payments on senior revolving note	—	(13,500)
Proceeds from borrowings on senior term notes	10,000	56,350
Payments on senior long-term debt	(39,750)	(4,500)
Proceeds from initial public offering, net of underwriting discounts	141,593	—
Redemption of preferred stock	(101,089)	—
Payments of offering costs	(3,985)	—
Payments of deferred financing costs	(891)	(777)
Other	(30)	(69)

Net cash provided by financing activities	5,848	37,504

Net increase in cash and cash equivalents	3,255	8,535
Cash and cash equivalents at beginning of period	786	2,348

Cash and cash equivalents at end of period	$4,041	$10,883